Exhibit 4.1
EXECUTION COPY
SECOND SUPPLEMENTAL INDENTURE
SECOND SUPPLEMENTAL INDENTURE, dated as of June 24, 2016 (this "Second Supplemental Indenture"), among Coca-Cola European Partners plc (formerly known as Coca-Cola European Partners Limited), a public limited company organized under the laws of England and Wales (the "Company" or the "Guarantor"), whose registered office is located at Enterprises House, Bakers Road, Uxbridge UB8 1EZ, United Kingdom, Coca-Cola European Partners US, LLC (as successor by merger to Coca-Cola Enterprises, Inc. (formerly named International CCE Inc.) ("CCE")), a Delaware limited liability company (the "Issuer"), whose principal office is located at 2500 Windy Ridge Parkway, Atlanta, Georgia, 30339, and Deutsche Bank Trust Company Americas, as trustee (the "Trustee").
W I T N E S S E T H
WHEREAS, CCE issued $250,000,000 aggregate principal amount of 2.000% Notes due 2016 (the "2016 Notes") on August 19, 2011, $525,000,000 aggregate principal amount of 3.500% Notes due 2020 (the "2020 Notes") on September 14, 2010, $250,000,000 aggregate principal amount of 3.250% Notes due 2021 (the "2021A Notes") on August 19, 2011 and $300,000,000 aggregate principal amount of 4.500% Notes due 2021 (together with the 2016 Notes, the 2020 Notes and the 2021A Notes, the "Notes", and each, a "series" of Notes) on February 18, 2011, each pursuant to an Indenture, dated as of September 14, 2010 (the "Base Indenture") as amended and supplemented by a First Supplemental Indenture, dated as of June 14, 2016 (the "First Supplemental Indenture" and together with the Base Indenture, as amended and supplemented by this Second Supplemental Indenture, the "Indenture"), between the Issuer and the Trustee; and
WHEREAS, pursuant to a Merger Agreement, dated as of August 6, 2015 (the "Merger Agreement") among the Issuer, the Company, Coca-Cola European Partners Holdings US, Inc. (formerly known as Orange U.S. HoldCo, LLC) and CCE, CCE has merged with and into the Issuer (the "Merger"), with the Issuer continuing as the surviving company and an indirect wholly owned subsidiary of the Company as part of the combination of CCE and the companies that own the Coca-Cola bottling operations in Germany, the Iberian Region and Iceland under the Company, a newly-formed holding company organized under the laws of England and Wales (such combination, the "Combination"); and
WHEREAS, as a result of the Merger, the Issuer has assumed the due and punctual payment of the principal of (and premium, if any) and interest on CCE's outstanding Notes and affirmed, pursuant to the First Supplemental Indenture, such assumption and its assumption of performance of every covenant of the Base Indenture, on the part of CCE to be performed or observed by CCE; and
WHEREAS, the Company desires to provide its guarantee with respect to each series of the Notes, pursuant to this Second Supplemental Indenture; and
WHEREAS, Section 901(9) of the Base Indenture expressly permits the Issuer and the Trustee, subject to certain conditions, to enter into one or more supplemental indentures for the purposes, inter alia, of making any other provisions with respect to matters or questions arising under the Indenture, provided such action shall not adversely affect the interests of the Holders of the Notes of any series and any related coupons in any material respect, and permits the execution of such supplemental indentures without the consent of the Holders of any Notes then outstanding; and

WHEREAS, the Issuer has determined that the provision of the Company's guarantee of the Notes will not adversely affect the rights of any Holder of the Notes in any material respect; and
WHEREAS, for the purposes recited above, and pursuant to due corporate action, the Company and the Issuer have duly determined to execute and deliver to the Trustee this Second Supplemental Indenture; and
WHEREAS, all conditions and requirements necessary to make this Second Supplemental Indenture a valid instrument in accordance with its terms have been done and performed, and the execution and delivery hereof have been in all respects duly authorized.
NOW, THEREFORE, in consideration of the premises, the Company, the Issuer and the Trustee mutually covenant and agree as follows:
ARTICLE 1. DEFINITIONS.
1.1     All terms contained in this Second Supplemental Indenture shall, except as specifically provided herein or except as the context may otherwise require, have the meanings given to such terms in the Base Indenture.
ARTICLE 2. GUARANTEE
2.1     Guarantee.     (a)     The Guarantor hereby fully and unconditionally guarantees (the "Guarantee") to each Holder, the due and punctual payment of the principal of (and premium, if any, on) and interest (including, in case of default, interest on principal and, to the extent permitted by applicable law, on overdue interest and including any additional interest required to be paid according to the terms of the Notes), if any, on each Note, when and as the same shall become due and payable, whether at the Maturity, upon redemption, upon acceleration, upon tender for repayment at the option of any Holder or otherwise, according to the terms of the Notes and of the Indenture (the "Guarantor Obligations"). In case of the failure of the Issuer or any successor thereto punctually to pay any such principal, premium or interest payment, the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether at the Maturity, upon redemption, upon declaration of acceleration, upon tender for repayment at the option of any Holder or otherwise, as if such payment were made by the Issuer. The Guarantor agrees that the Guarantee is a guarantee of payment and not merely of collection. The Guarantor further agrees that the Guarantor Obligations may be extended or renewed, in whole or in part, without notice or further assent from the Guarantor, and that the Guarantor shall remain bound under this Guarantee notwithstanding any such extension or renewal.

(b)          The Guarantor hereby agrees that its Guarantor Obligations hereunder shall be as if it were principal debtor and not merely surety and shall be absolute and unconditional, irrespective of the identity of the Issuer, the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver, forbearance or consent by the Holder with respect to any provisions thereof, the recovery of any judgment against the Issuer or any action to enforce the same, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Guarantor.  The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that the Guarantee will not be discharged except by complete performance of its obligations contained in the Notes and in this Guarantee.
(c)          The Guarantor hereby agrees that, in the event of a default in payment of principal or premium, if any, or interest on any Note, whether at its Maturity, by acceleration, purchase or otherwise, legal proceedings may be instituted by the Holder of any Note, subject to the terms and conditions set forth in the Notes and the Indenture, directly against the Guarantor to enforce its Guarantee without first proceeding against the Issuer.
(d)          If any Holder, the Trustee or any Paying Agent is required by any court or otherwise to return to the Issuer or the Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantor, any amount paid in respect of a Note by any of them to the Trustee, any Paying Agent or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
(e)          This Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer's assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of any Note are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on any Note, whether as a "voidable preference", "fraudulent transfer" or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof is rescinded, reduced, restored or returned, any Note shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
2.2     Severability.     In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
2.3     Priority of Guarantee.     This Guarantee shall be an unsecured and unsubordinated obligation of the Guarantor, ranking pari passu with all other existing and future unsubordinated and unsecured indebtedness of the Issuer and the Guarantor, respectively.

2.4     Limitation of Guarantor's Liability.     The Guarantor and by its acceptance hereof each Holder confirms that it is the intention of all such parties that this Guarantee does not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or other applicable law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Holders and the Guarantor hereby irrevocably agree that the obligations of the Guarantor under this Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of the Guarantor, result in the obligations of the Guarantor under this Guarantee constituting such fraudulent transfer or conveyance.
2.5     Subrogation.     The Guarantor shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by the Guarantor on account of the Notes or the Indenture; provided, however, that, if an Event of Default has occurred and is continuing, the Guarantor shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under the Indenture or the Notes shall have been paid in full.
2.6     Reinstatement.     The Guarantor hereby agrees that its Guarantee provided for in Section 2.1 shall continue to be effective or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any obligations or interest thereon is rescinded or must otherwise be restored by a Holder to the Issuer upon the bankruptcy or insolvency of the Issuer or the Guarantor. Subject to the preceding sentence, once released in accordance with its terms, the Guarantee shall not be required to be reinstated for any reason.
2.7     Release of Guarantor.    (a)     So long as no Event of Default exists or upon the occurrence of the following events, with notice or lapse of time or both, would exist, this Guarantee and any Liens securing this Guarantee shall be automatically and unconditionally released and discharged:
(i)     upon any sale, exchange or transfer to any Person that is not an affiliate of the Guarantor of all of the Guarantor's capital stock in the Issuer, which transaction is otherwise in compliance with the Indenture and the Notes;
(ii)     upon any consolidation or merger of the Issuer with or into the Guarantor, which transaction is otherwise in compliance with the Indenture and the Notes; or
(iii)     with respect to any series of Notes, upon the redemption, defeasance, retirement or any other discharge in full of such series of Notes.
(b)     Upon written instruction from the Issuer, the Trustee shall execute and deliver any documents, instructions or instruments evidencing any release of the Guarantee.
2.8     Benefits Acknowledged.     The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and the Notes and that its guarantee and waivers pursuant to the Guarantee are knowingly made in contemplation of such benefits.

ARTICLE 3. MISCELLANEOUS.
3.1     Ratification of Indenture.  The Indenture, as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.
3.2     Governing Law.  This Second Supplemental Indenture and the Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Section 5-1401.
3.3     Counterparts.  This Second Supplemental Indenture may be executed in several counterparts, each of which shall be an original, and all collectively but one and the same instrument.
3.4     The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Issuer.  All rights, privileges, protections, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be applicable to all actions taken, suffered or omitted by the Trustee under this Second Supplemental Indenture.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be executed as of the date first above written.
COCA-COLA EUROPEAN PARTNERS PLC, as Guarantor

By:	/s/ Joyce King-Lavinder
Name:	Joyce King-Lavinder
Title:	Attorney in fact

COCA-COLA EUROPEAN PARTNERS US, LLC, as Issuer

By:	/s/ Joyce King-Lavinder
Name:	Joyce King-Lavinder
Title:	Authorized Manager

[Second Supplemental Indenture Signature Page]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Carol Ng
Name:	Carol Ng
Title:	Vice President

By:	/s/ Li Jiang
Name:	Li Jiang
Title:	Vice President

[Second Supplemental Indenture Signature Page]